Exhibit 99.2

Documents Available Regarding Ramaco's Brook Mine Rare Earth and Critical Minerals Project

LEXINGTON, Ky., September 18, 2025 /PRNewswire/ -- Ramaco Resources, Inc. (NASDAQ: METC, METCB) ("Ramaco Resources" or the "Company") announces that this morning it has released and posted to its website at www.ramacoresources.com, the following:

●	A Letter to Shareholders from its Chairman and Chief Executive Randall W. Atkins related to the Brook Mine Project, and

●	An updated Technical Report Summary, prepared by Weir International, relating to the Company’s Rare Earth Element (REE) exploration target for the Brook Mine.

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and a developing producer of coal, rare earth and critical minerals in Wyoming. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one coal mine and rare earth development near Sheridan, Wyoming in the initial stages of production. In 2023, the Company announced that a major deposit of primary magnetic rare earths and critical minerals was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a carbon research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 76 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.